Exhibit (c)(19)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose May 18, 2018 STRICTLY PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking clie nt of Goldman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a product of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the compani es named herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solicitation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

INVESTMENT BANKING DIVISION

Illustrative Summary Comparison of Potential Structural Alternatives

(Preliminary analysis subject to final structure and further simplification)

	GP Buys Midstream	GP Buys Midstream -- "C-Corp NewCo"
Summary Description	■ GP acquires Midstream in a 100% share transaction ■ GP remains a partnership taxable as a corporation	■ GP acquires Midstream ■ C-corp formed as Newco and becomes publicly traded surviving corporation
IDR Elimination?	Yes	Yes
Midstream Equity Value	■ 1 common pool of equity (1099) (see table below)	■ Same as GP Buys Midstream
Cash Distribution Potential	■ Increased vs. status quo: cash tax savings due to taxable transaction to target unitholders	■ [To be further reviewed – typically a non-taxable merger with no basis step up, resulting in incremental tax leakage vs. Status Quo]
IDR LLC Series B Treatment	■ Requires renegotiation or conversion of Series B interest as part of transaction	■ Potential Change of Control for Series B units, which would result in vesting and exchange right
Governance	■ Partnership-style (absent change to status quo)	■ Corporate-style
Broad-based Equity Index Potential	■ No as result of i) LP status of remaining entities, and ii) partnership-style governance are both specifically excluded from broad-based indices	■ Yes – removes both "red flags" for broad-based index inclusion
Unitholder / Shareholder Approvals	■ Midstream: Approval of majority of outstanding LP unitholders (53% held by Upstream) ■ GP: Not required	■ Midstream: Approval of majority of outstanding LP unitholders (53% held by Upstream) ■ GP: Approval required if GP shares exchanged or converted and NewCo is trading entity

	Mkt. Cap.	Float
Midstream	--	--
GP	$8.5bn	$3.8bn

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Summary Observations on Potential Shareholder Reaction to an Arkose Simplification 1099 vs K-1 Securities Pro Forma Grow  Growth Rate: Pro forma entity, however, would still have a sector-leading growth rate and exceed Liquidity / Governance 3  Elevated Volumes: An event that leads to elevated trading volumes could cause some investors to reduce their positions given underlying weakness in the broader MLP market  Governance: A switch to more traditional governance, where voting rights are equal to economic participation, would strengthen sentiment from many key midstream investors who are increasingly vocal about lack of midstream governance  Investor Overlap: Substantial overlap in Midstream and GP’s investor bases at the institutional level; possible that some may invest in GP as a levered play on Midstream’s underlying assets — Lower “non-levered” growth rate may cause certain investors scale back their Arkose position th Midstream’s current growth profile — Change in growth profile, in isolation, is unlikely to result in meaningful selling  Depth of Market: The investor following and liquidity of the Midstream/Energy C-Corp market is significantly deeper than that of the MLP market — 505 investors are invested in the AMZ companies, with the top 20 managing a combined $2.2 trillion in AUM — Comparatively, 3,600+ investors have positions in Energy companies the S&P 1500, with the top 20 managing a combined $7.4 trillion in equity AUM  Dedicated Funds: While some funds are prevented from owning MLPs, we are not aware of any MLP-dedicated fund that is prevented from owning 1099 securities

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Midstream Delaware Corporations vs. 1099 GPs

INVESTMENT BANKING DIVISION

Investment Observations

- Meaningful overlap between top active Midstream 1099 GP Partnership investors and Midstream Delaware Corporation investors, suggesting indifference between 1099 structures
- Of the top 50 Midstream Delaware C-Corp investors, 12 do not hold any positions in 1099 GPs
  - But 7 of those investors hold positions in MLPs, suggesting governance is not the driving factor of their lack of investment

Top 25 Midstream Delaware Corporation Active Investors

Investor	Equity AUM ($mm)	Delaware Corps Pos. ($mm)[1]	1099 GPs Pos. ($mm)[2]	AMZ Pos. ($mm)
Wellington Management	$ 512,659	$ 1,728	$ 0	$ 121
Tortoise Capital	15,502	1,525	213	10,455
Kayne Anderson	7,956	1,067	84	5,475
GSAM	139,583	1,045	104	5,325
Harvest	8,978	830	82	6,245
ClearBridge	111,692	660	48	3,315
Neuberger Berman	91,995	639	2	1,658
Salient Capital	5,804	628	213	2,311
Norges Bank	623,837	565	0	0
Deutsche AM	13,719	558	34	689
Chickasaw Capital	4,804	552	230	2,455
Franklin Advisers	56,807	511	0	243
OFI SteelPath	9,746	510	336	7,076
Energy Income Partners	6,190	505	0	2,727
Fidelity	1,222,242	390	1	1,807
Eagle Global	3,230	378	102	1,353
FPR Partners	4,659	370	95	0
JP Morgan AM	349,427	349	41	0
Center Coast Capital	3,717	344	0	0
Cushing	3,337	342	76	1,946
CIBC Atlantic Trust	23,316	340	42	2,593
UBS Financial Services, Inc.	180,549	328	4	3,745
Brookfield Investment Mgmt	9,457	304	0	3,006
BlackRock (UK)	320,409	291	1	0
Millennium	69,332	287	42	0
Total (25)		$ 15,046	$ 1,751	$ 62,546

Source: Thomson Reuters as of 4Q 2017.
Note: Blue shading denotes no overlap between Delaware C-Corp investors and 1099 GPs.
[1] Delaware Corp peers include KMI, OKE, SEMG, and TRGP.
[2] 1099 GP peers include AMGP, ENLC, and TEGP.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Arkose Currently Has Limited Index Ownership

INVESTMENT BANKING DIVISION

Shareholder Composition

"GP" Investor Base


Institutional (Passive) 1%
Retail 5%
Institutional (Active) 35%
Sponsors / Insiders 59%

"Midstream" Investor Base


Institutional (Passive) 2%
Institutional (Active) 45%
Upstream / Insiders 53%

Top Indices

Index	Bloomberg Relevance Rating
S&P MLP Index	1
Alerian Energy Infrastructure Index	1
Yorkville MLP General Partners	0
American Energy Independence	0
Cushing MLP Mkt Cap	0
J.P. Morgan iDex U.S. SMID Cap Energy	0
Bloomberg State Index of Colorado	0
Yorkville MLP Infrastructure Universe	0
Yorkville PTP Universe Price Index	0
Wells Fargo Securities MLP Index	0

Index	Bloomberg Relevance Rating
Alerian MLP Index	4
Alerian MLP Infrastructure Index	2
Cushing 30 MLP Index	1
Tortoise MLP Index	1
S&P MLP Index	1
Solactive US Energy Infrastructure MLP	1
Alerian Natural Gas MLP	0
Yorkville MLP Gathering & Processing	0
Yorkville MLP Distribution Growth Leaders	0
Yorkville MLP Distribution GLA Idx TR	0

Perspectives on Pro-Forma Index Ownership

- Limited number of Midstream units and GP shares are currently held by passive / index investors
- Among the indices that Midstream and GP are part of, only the Alerian AMZ and AMZI indices have meaningful investor following
- All members of the AMZ and AMZI indices are MLPs
- As a result, passive investors focused on MLP strategies may be sellers should GP acquire Midstream
- But, due to the limited index holdings of Midstream, we do not expect price pressure or meaninful "churn" from this class of investors

Source: Thomson Reuters as of 1Q 2018, Bloomberg
Note: Bloomberg relevance rating based on Bloomberg client usage and scaled from 0 – 5 with 5 being the most widely used.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Summary of Key Index Inclusion Criteria

INVESTMENT BANKING DIVISION

Current Structure and Limited Public Float Exclude Midstream and GP from Major Indices

	Criteria	Description	Midstream	GP	Pro Forma
S&P	Market Cap	■ Sorted into S&P 500, Mid Cap 400, and Small Cap 600 based on market cap test ($6.1bn+, $1.6bn-6.8bn, and $450mm-2.1bn, respectively)	S&P Mid Cap 400	S&P Mid Cap 400	S&P 500
	Liquidity	■ Annual dollar value traded ≥ 1.0x float adjusted market cap ■ Minimum of 250k shares traded in each of 6 months leading up to evaluation	✓ ✓	✓ ✓	?
	Public Float	■ At least 50% of the shares outstanding	✗	✗	✗
	Financial Viability	■ Sum of last four consecutive quarters and most recent quarter GAAP (core) net income should be positive	✓	✓	✓
	US Domicile Characteristics	■ Files 10-K annual reports with SEC ■ Subject to fixed assets and revenues test ■ Primary listing of common stock on an acceptable exchange ■ Corporate governance structure consistent with US practice	✓ ✓ ✓ ?	✓ ✓ ✓ ?	✓ ✓ ✓ ?
	Eligible Company	■ NYSE or NASDAQ listed common equities; closed end funds, LPs, MLPs, LLCs, BDCs, mortgage REITs, ETFs, royalty trusts, ADRs and ADSs are excluded	✗	✗	✗
	Time Since IPO	■ Public for at least 6-12 months	✓	✓	✓
Russell	Market Cap	■ Minimum of $30mm ■ Sorted into Russell 1000 (currently $3.4bn+) and 2000 (~$144mm - 3.4bn) based on market cap rank	Russell 1000	Russell 2000	Russell 1000
	Liquidity	■ Average daily dollar trading volume must be larger than global median; as of 2017 Reconstitution, this was $170,000	✓	✓	✓
	Public Float	■ At least 5.5% of the shares outstanding	✓	✓	✓
	Financial Viability	■ No mention in index methodology			
	US Domicile Characteristics	■ No annual filing requirement mentioned, presumed 10-K filing necessary ■ Asset, headquarters, incorporation, and most liquid listing test ■ Must trade on eligible U.S. exchange ■ Corporate governance structure is consistent with US practice	✓ ✓ ✓ ?	✓ ✓ ✓ ?	✓ ✓ ✓ ?
	Eligible Company	■ Royalty trusts, LLCs, closed-end investment companies, BDCs, SPACs and limited partnerships are excluded ■ Companies that produce unrelated business taxable income (UBTI) and do not block UBTI to equity holders	✗	✗	✗
	Time Since IPO	■ At least before quarterly rank day (typically 1 month before quarter end)	✓	✓	✓

Source: S&P U.S. Indices Methodology March 2018; FTSE Russell Methodology March 2018, and SEC Brief Overview for Foreign Private Issuers Note: S&P also considers sector balance in indices.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Considerations For Index Inclusion Expected Index Ownership of Arkose (GP + Midstream) If Added to Various Indices Illustrative Required Insider Selling to Meet S&P’s 50% Public Float Test Index as % of Avg. Constituent's Float Value of Arkose (GP + Midstream) Upstream Index $ 2,694 32 % S&P 400 8% $ 681 Warburg Pincus Yorktown $ 3,757 44 % Management / Board Public S&P 600 6% $ 511 $ 979 12% $ 9% $ 276 3 % Russell 2000 8% $ 681 Management / Board 62 % Warburg Pincus % Upstream Source: Thomson, company filings, Bloomberg, S&P U.S. Indices Methodology March 2018; FTSE Russell Methodology March 2018, SEC Brief Overview for Foreign Private Issuers, and Bloomberg market data as of 15-May-2018 1 Yorktown excluded because position is not large enough to fully exit and still pass public float test. 7 $ 486 million of required selling to meet S&P’s 50% public float test % of Holdings 51 18 % Based on current combined equity value, Arkose GP + Midstream could qualify based on size for the S&P 500 and Russell 1000 (though important criteria like C-Corp structure and % public float are not met) Required Selling as %of Holdings1 Russell 10003%$ 255 S&P 50012%$ 1,021

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Simplification Trends Have Tended to Reduce Exposure to MLPs/K-1s and Increase Exposure to C-Corp/1099 Markets

INVESTMENT BANKING DIVISION

	MLP	C-CORP / UP-C
Sizing the Total Universe	■ There are ~100 publicly traded Energy MLPs ■ Total market cap of Energy MLPs is $376bn ■ 505 investors have positions in Alerian Index companies ■ Top 20 Alerian Index Investors have a combined $2.2 trillion in equity AUM	■ There are ~85 Energy companies in the S&P 1500 (400, 500, 600 Indices) ■ Total market cap of Energy companies in the S&P 1500 is $1.4 trillion ■ 3,668 investors have positions in Energy companies in the S&P 1500 ■ Top 20 investors of Energy companies have a combined $7.4 trillion in equity AUM

Shareholder Ownership Breakdown

MLPs: Significant Insider and Retail Holdings


Insider
17%
Float
83%
Inst.
50%
Retail
50%

C-Corp Energy: Greater Float and Institutional Holdings[1]


Insider
2%
Float
98%
Retail
16%
Inst.
84%

Depth in Largest Investors

Top 20 Alerian Index Investors

Investor	Pos. ($mm)	Investor	Pos. ($mm)
Tortoise	$ 9,286	Salient Capital	$ 2,074
OFI SteelPath	6,142	Cushing	1,723
Harvest Fund	5,529	Fidelity	1,634
Kayne Anderson	4,842	Neuberger Berman	1,454
GSAM	4,742	Eagle Global	1,197
ClearBridge	2,885	Miller/Howard	886
Center Coast	2,776	OppenheimerFunds	839
Energy Income	2,382	MFS	720
Chickasaw Capital	2,200	Duff & Phelps	700
Advisory Research	2,131	Westwood	634

Top 20 S&P 500 Energy Investors

Investor	Pos. ($mm)	Investor	Pos. ($mm)
Fidelity	$ 21,721	BlackRock	$ 6,237
Wellington	20,885	Invesco	6,072
Capital World	20,875	Barrow, Hanley	5,667
Capital Research	16,315	ClearBridge	5,585
Norges Bank	12,311	Franklin Advisers	5,474
T. Rowe Price	11,623	Capital International	5,179
JP Morgan AM	11,118	American Century	5,109
Dodge & Cox	10,191	First Eagle	5,033
Nuveen / TIAA-CREF	8,849	AllianceBernstein	4,853
BlackRock (UK)	7,870	Boston Partners	4,542

Source: Bloomberg, Dealogic, Thomson Reuters as of 4Q 2017
Note: Blue shading denotes overlap between top MLP / Energy C-Corp investors
[1]Includes average of Energy companies in the S&P 500.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Illustrative Combined Shareholder Analysis

INVESTMENT BANKING DIVISION

Status Quo

Midstream Unitholders


Upstream / Sponsors / Insiders 53%
Institutional (Active) 45%
Institutional (Passive) 2%

Dedicated midstream:
62% of Institutions
29% of outstanding

Top Active Holders	% O/S
Tortoise	6.0 %
GSAM	5.6
Alps	3.7
Neuberger Berman	3.4
Harvest	2.7
Chickasaw	2.6
Salient	2.3
Tinicum	2.2
Bank of America	1.2

GP Common Shareholders


Retail 5%
Institutional (Active) 35%
Sponsors / Insiders 59%
Institutional (Passive) 1%

Dedicated midstream:
41% of Institutions
15% of outstanding

Top Active Holders	% O/S
OFI SteelPath	3.8 %
FPR Partners	3.2
Tortoise	3.0
GSAM	3.0
Cohen & Steers	1.8
Alyeska	1.6
Cushing Asset Mgmt	1.5
Eagle Global	1.2
Tinicum	1.2
JP Morgan	1.1

Illustrative Combination of Current Market Value


Retail 2%
Institutional (Active) 41%
Upstream / Sponsors / Insiders¹ 56%
Institutional (Passive) 2%

Dedicated midstream:
56% of Institutions
24% of outstanding

Top Active Holders	% O/S
Tortoise	4.8 %
GSAM	4.5
Neuberger Berman	2.4
Alps	2.2
OFI Steelpath	2.0
Harvest	2.0
Tinicum	1.8
Chickasaw	1.6
Salient	1.4
FPR Partners	1.3
Eagle Global	0.9
CIBC Atlantic Trust	0.9
Cohen & Steers	0.8
Bank of America	0.7
UBS	0.6
Yale University	0.6
Alyeska	0.6
Ostrum Asset Mgmt	0.6
Cushing Asset Mgmt	0.6
Morgan Stanley	0.5
Duff & Phelps	0.5
ClearBridge	0.4
Deutsche	0.4
JP Morgan	0.4
Advisory Research	0.4

Blue shading indicates dedicated midstream investors

Source: Thomson ownership as of Q1 '18, subsequent 13D / G filings, and Bloomberg market data as of 15-May-2018
Note: Blue shading denotes MLP dedicated funds. [1] Includes assumed conversion of Series B units into ~4 million common GP shares based on status quo Series B conversion mechanics.

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